March 27, 2001






Dear  Stockholder:

     You are cordially invited to attend the Annual Meeting of the Stockholders (the "Annual Meeting") of Coastal Bancorp, Inc. (the "Company"). The meeting will be held at the corporate offices of Coastal Bancorp, Inc., at 5718 Westheimer, Houston, Texas, in the Coastal Banc auditorium, Suite 1101, on Thursday, April 26, 2001, at 12:00 noon, Central Time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Stockholders will vote to elect directors and ratify the Company's independent public accountants. The Company's Board of Directors believes that these proposals are in the best interest of the Company and its stockholders and recommends that stockholders vote "FOR" the proposals at the Annual Meeting. Directors and officers of the Company and representatives of the Company's independent public accountants will be present to respond to any questions that our stockholders may have.

     It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the postage paid envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

     Your continued support of and interest in Coastal Bancorp, Inc. is appreciated.

                                        Sincerely,




                                        /s/   Manuel  J.  Mehos
                                        Manuel  J.  Mehos
                                        Chairman  of  the  Board,  President
                                        and  Chief  Executive  Officer

                              COASTAL BANCORP, INC.
                               COASTAL BANC PLAZA
                           5718 WESTHEIMER, SUITE 600
                              HOUSTON, TEXAS  77057

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 26, 2001

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Coastal Bancorp, Inc. (the "Company") will be held at the corporate offices of Coastal Bancorp, Inc., at 5718 Westheimer, Suite 1101, Houston, Texas 77057 at 12:00 noon, Central Time, on April 26, 2001 for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     (1) To elect three directors of the Company to serve until the annual meeting of stockholders in the year 2004 and until their successors are elected and qualified;

     (2) To ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001; and,

     (3) To transact such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. Except with respect to procedural matters incident to the conduct of the Annual Meeting, management of the Company is not aware of any matters other than those set forth above which may properly come before the Annual Meeting.

     The Board of Directors has fixed February 27, 2001 for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment or postponement.

                                   BY  ORDER  OF  THE  BOARD  OF
                                   DIRECTORS





                                   /s/   Linda  B.  Frazier
                                   Linda  B.  Frazier
                                   Secretary

Houston,  Texas
March  27,  2001


     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

------


                              COASTAL BANCORP, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share (the "Common Stock"), of Coastal Bancorp, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the corporate offices of Coastal Bancorp, Inc., at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite
1101, at 12:00 noon, Central Time, on April 26, 2001 and at any adjournment or postponement thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is expected to be mailed to stockholders on or about March 27, 2001.

     Each proxy solicited hereby, if properly signed and returned to the Company, will be voted in accordance with the instructions contained therein if it is not revoked prior to its use. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, EACH PROXY RECEIVED WILL BE VOTED: (I) FOR THE ELECTION OF THE BOARD'S NOMINEES AS DIRECTORS OF THE COMPANY; (II) FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF
KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001; AND (III) UPON THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS APPOINTED AS PROXIES. ANY HOLDER OF COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MATTERS SET FORTH IN THE PRECEDING SENTENCE.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice of revocation thereof (Linda B. Frazier, Coastal Bancorp, Inc., Coastal Banc Plaza, 5718 Westheimer, Suite 600, Houston, Texas 77057-5745), (ii) submitting a duly executed proxy bearing a later date; or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

                             BACKGROUND INFORMATION
                                       ON
                              COASTAL BANCORP, INC.
                                       AND
                                  SUBSIDIARIES

     Coastal Bancorp, Inc. (the "Company") is engaged primarily in the business of serving as the parent holding company for Coastal Banc ssb (the "Bank"). The Company was incorporated in March 1994 in connection with the reorganization of Coastal Banc Savings Association, a Texas-chartered thrift institution (the "Association") into the holding company form of organization. In connection with the reorganization, which was completed in July 1994, the Association concurrently converted into a Texas-chartered savings bank and took its present name. In November 1996, in order to minimize state taxes, the Company's corporate structure was again reorganized by forming Coastal Banc Holding Company, Inc. ("HoCo") as a Delaware holding company. HoCo became a wholly-owned subsidiary of the Company and the Bank became a subsidiary of HoCo. Coastal Bancorp, Inc. is a registered unitary savings and loan holding company regulated by the Office of Thrift Supervision.


                        VOTING SECURITIES AND BENEFICIAL
                                OWNERSHIP THEREOF

     Only holders of record of the Company's Common Stock at the close of business on February 27, 2001 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 5,737,376 shares of Common Stock outstanding and the Company had no other class of voting equity securities outstanding. Only holders of Company Common Stock will be entitled to vote at the Annual Meeting and each share of Common Stock will be entitled to one vote on all matters properly presented. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

     The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority in interest of those present (in person or by proxy) at the Annual Meeting is required to approve the proposal to ratify the appointment of the Company's independent public accountants.

     Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Because of the required votes, abstentions will have the same effect as a vote against the proposal to ratify the appointment of the Company's independent public accountants, but will not be counted as votes cast for the election of directors and, thus, will have no effect on the voting for the election of directors. Under the applicable rules, all of the proposals for consideration at the Annual Meeting are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Thus, there are no proposals to be considered at the Annual Meeting which are considered "non-discretionary" and for which there will be "broker non-votes."

     At February 27, 2001, directors, executive officers and their affiliates beneficially owned 1,675,183 shares of Common Stock or 27.46% of the total shares of Common Stock outstanding on such date. It is anticipated that all of such shares will be voted for the election of the nominees of the Company's Board of Directors and in favor of the proposal to ratify the selection of KPMG LLP as the Company's independent public accountants.

     The following table sets forth the beneficial ownership of the Common Stock as of February 27, 2001, with respect to (i) any person or entity who is known to the Company to be the beneficial owner of 5% or more of the Common Stock;
(ii) each nominee for director; (iii) each director of the Company; (iv) each of the executive officers named in the summary compensation table (see "Executive Compensation - Summary Compensation Table") and (v) all directors and executive officers of the Company and its wholly-owned subsidiary, Coastal Banc Holding Company, Inc. ("HoCo") and its subsidiary, Coastal Banc ssb, as a group. The address for all directors and executive officers of the Company, HoCo and the Bank is Coastal Banc Plaza, 5718 Westheimer, Suite 600, Houston, Texas 77057. Except as set forth below, as of February 27, 2001, the Company was aware of no other person or entity unaffiliated with the Company that was the beneficial owner of 5% or more of the Common Stock.


                                              Amount of Shares of
                                                  Common Stock
Name                                           Beneficially Owned
(and Address) of                               as of February 27,     Percent of
Beneficial Owner                                    2001(1)              Class
------------------------------------------  ------------------------  -----------

First Manhattan Co.
437 Madison Avenue
New York, New York 10022                                  552,868(2)        9.06%

Thomson Horstmann & Bryant, Inc.
Park 80 West, Plaza II
Saddle Brook, New Jersey 07662                            581,800(2)        9.54

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401                            460,350(2)        7.55

Tontine Partners, L.P. et al.
200 Park Avenue, Suite 3900
New York, New York 10166                                  359,850(2)        5.90

Robert Edwin Allday, Director
Coastal Bancorp, Inc. and Coastal Banc ssb                      0(3)           *

D. Fort Flowers, Jr., Director
Coastal Bancorp, Inc. and Coastal Banc ssb                274,020(4)        4.49
                                                         (continued on next page)

------

                                                Amount of Shares of
                                                    Common Stock
Name                                             Beneficially Owned
(and Address) of                                 as of February 27,   Percent of
Beneficial Owner                                      2001(1)            Class
----------------------------------------------  --------------------  -----------
                                                --------------------  -----------

Dennis S. Frank, Director                                                      *
Coastal Bancorp, Inc. and Coastal Banc ssb                    2,700

Paul W. Hobby, Director
Coastal Bancorp, Inc. and Coastal Banc ssb                    1,000            *

Robert E. Johnson, Jr., Director
Coastal Bancorp, Inc. and Coastal Banc ssb                   19,320            *

Manuel J. Mehos, Chairman of the Board,
President and Chief Executive Officer                                      10.33
Coastal Bancorp, Inc., Coastal Banc Holding
Company, Inc. and Coastal Banc ssb                        630,000(5)

James C. Niver, Director
Coastal Bancorp, Inc. and Coastal Banc ssb                  553,428         9.07

Gary R. Garrett, Sr. Executive Vice President
and Chief Lending Officer                                  76,861(5)
Coastal Banc ssb                                                               *

Tim D. Gearhart, Executive Vice President -
Rio Grande Valley Region - Hildago County
Coastal Banc ssb                                            2,500(5)           *

David R. Graham, Executive Vice President -
Commercial Real Estate Lending
Coastal Banc ssb                                           36,483(5)           *

Catherine N. Wylie, Sr. Executive Vice
President and Chief Financial Officer
Coastal Bancorp, Inc., Coastal Banc
Holding Company, Inc. and Coastal Banc ssb              78,871(5)(6)           *

All directors and executive officers of the
Company and the Bank as a group
(11 persons)                                            1,675,183(5)       27.46%

______________________
----------------------

*     Represents  less  than  1.0%  of  the  Common  Stock  beneficially  owned.


     (footnotes  on  next  page)

(1) Based upon information furnished by the respective individuals and filings pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The information is not necessarily indicative of beneficial ownership for any other purpose. Under regulations promulgated pursuant to the Exchange Act, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)     Based  on  a  Schedule  13G  filed  under  the  Exchange  Act.

(3) Mr. Allday is the beneficial owner of 2,000 shares of the Bank's 9.0% Noncumulative Preferred Stock, Series A.

(4) Of such shares, 269,520 are owned by a trust over which Mr. Flowers has shared voting and dispositive power with three other co-trustees.

(5) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Common Stock which may be acquired within sixty (60) days of the Record Date pursuant to the exercise of outstanding stock options. Shares of Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other person or group. The amounts set forth in the table include 62,547, 2,500, 36,483, 186,500 and 74,946 shares which may be received upon the exercise of stock options by Messrs. Garrett, Gearhart, Graham, Mehos and Ms. Wylie, respectively, pursuant to stock options. For all directors and executive officers as a group, the number of shares includes 362,976 shares of Common Stock subject to outstanding stock options.

(6) Ms. Wylie is also the beneficial owner of 2,000 shares of the Company's 9.12% Cumulative Preferred Stock, Series A.



               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
              DIRECTORS WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS


ELECTION  OF  DIRECTORS

     Coastal Bancorp, Inc. is a Texas corporation, formed pursuant to the Texas Business Corporation Act which requires that the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The Company's Articles of Incorporation provide that the Company's Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually, and the Bylaws state that members of each class are to be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors have been elected and qualified. The number of directors is determined from time to time by resolution of the Board.

     Three directors are to be elected at this Annual Meeting to hold office until the Annual Meeting in 2004 or until their successors are elected and qualified. The information set forth below relating to a director's tenure is as of the date he was first elected as director of either the Association or the Company, where applicable. There are no arrangements or understandings between the Company and any person pursuant to which such person has been selected as a nominee, and no director is related to any other director or executive officer of the Company or the Bank by blood, marriage or adoption.

INFORMATION  WITH  RESPECT  TO  CONTINUING  DIRECTORS

     Information concerning those members of the Board whose terms do not expire in 2001, including age, tenure and principal position with the Company and principal occupation during the past five years, as well as the year his term will expire, is set forth below:

     PAUL  W.  HOBBY.  Age  40.  Director  since  January,  1999.  Mr.  Hobby is
Chairman and Chief Executive Officer of Hobby Media Services, Inc., Houston, Texas, a Houston based corporation which invests in traditional and new media services. Mr. Hobby is a Director of Stewart Information Services Corp. which is the holding company for Stewart Title Company. Mr. Hobby also serves on the board of directors of various civic, charitable and professional associations. His term as a director of the Company will expire in 2002.

     ROBERT E. JOHNSON, JR. Age 47. Director since 1986. Mr. Johnson is a partner in the law firm of Johnson & Johnson, Austin, Texas. His term as a director of the Company will expire in 2002.

     MANUEL J. MEHOS. Age 46. Director since 1986. Mr. Mehos is the Chairman of the Board, President and Chief Executive Officer of the Company, Coastal Banc Holding Company, Inc., and the Bank as well as the Chairman of the Board of Coastal Banc Capital Corp. and Chief Executive Officer of CoastalBanc Financial Corp., a Bank subsidiary. He is also a Director and President of CoastalBanc Investment Corporation, which is a wholly-owned subsidiary of the Bank, located in Houston, Texas. CoastalBanc Investment Corporation is presently inactive. Mr. Mehos also currently serves on the Finance Commission of Texas. His term as a director of the Company will expire in 2003.

     JAMES C. NIVER. Age 71. Director since 1986. Mr. Niver is retired and from Century Land Company, a Houston residential real estate development firm, which he founded and managed from 1972 to 1995 at which time he retired as its President. His term as a director of the Company will expire in 2003.

INFORMATION  WITH  RESPECT  TO  NOMINEES  FOR  DIRECTOR

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted "FOR" the election of each of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the Board of Directors will nominate, and the persons named as proxies will vote, for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

     Information concerning the nominees for director, including age, tenure, principal position with the Company and principal occupation during the past five years, as well as the year his term will expire, is set forth below:

     R. EDWIN ALLDAY. Age 50. Director since 1986. Mr. Allday is a self employed consultant who provides management consulting services for non-profit organizations. From September 1993 to January 1999 Mr. Allday was a senior consultant with The Dini Partners, Inc., Houston, Texas, a company that provides counseling in philanthropy and non-profit company management. Mr. Allday was an independent consultant for community relations for charitable organizations from March 1990 to June 1993. From August 1988 to March 1990, Mr. Allday was the Chief Operating Officer of the American Leadership Forum, a Houston-based non-profit organization which teaches business leadership skills. From March 1982 to August 1988, Mr. Allday was the General Manager of Anglia Companies, a family-owned investment management business in Houston, Texas. If elected, his term as a director of the Company will expire in 2004.

     D. FORT FLOWERS, JR. Age 39. Director since 1992. Mr. Flowers is the President and a Director of Sentinel Trust Company, a Texas Limited Banking Association, Houston, Texas, providing fiduciary and investment management services to affluent families, their closely held corporations and foundations, a position he has held since January 1997. Mr. Flowers is a Director and the Vice Chairman of the Board of New Covenant Trust Company, a National Trust Company. Mr. Flowers was Chairman of the Board of DIFCO, Inc., a railroad car engineering and manufacturing company from before the time he became a director until August 1997 when that company was sold. If elected, his term as a director of the Company will expire in 2004.

     DENNIS S. FRANK. Age 44. Director since 1988. Mr. Frank is the Chief Executive Officer and President of Silvergate Capital Corporation, a financial institution holding company controlling Silvergate Bank, La Jolla, California a position he has held since December 1996. Additionally, he is the Chairman of eClosure, Inc., a San Diego based mortgage technology firm, and has been the President of DSF Management Company, a private Investment Company, located in Houston, Texas since March 1994. Prior to that, Mr. Frank was the Manager of the Bank's Capital Markets Division from July 1988 to April 1993 and a consultant to the Bank from April 1993 to April 1994. If elected, his term as a director of the Company will expire in 2004.

                THE BOARD OF DIRECTORS RECOMMENDS THAT THE ABOVE
                NOMINEES BE ELECTED AS DIRECTORS OF THE COMPANY.


STOCKHOLDER  NOMINATIONS

     The Company's Articles of Incorporation govern nominations for election to the Board of Directors and require that all nominations for election to the Board of Directors other than those made by the Board, be made by a stockholder who has complied with the notice provisions in the Articles. Written notice of a stockholder's nomination must be communicated to the attention of the Company's Secretary and either delivered to, or mailed and received at, the principal executive offices of the Company not less than sixty (60) days prior to the anniversary date of the mailing of the proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company, and with respect to a special meeting of stockholders for the election of directors, on the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Such notice shall include specified matters as set forth in the Articles of Incorporation. If the nomination is not made in accordance with the requirements set forth in the Articles of Incorporation, the defective nomination will be disregarded at the Annual Meeting. The Company did not receive any nominations from stockholders for the Annual Meeting.

BOARD  OF  DIRECTORS  MEETINGS  AND  COMMITTEES
  OF  COASTAL  BANCORP,  INC.  AND  COASTAL  BANC  SSB

     Regular meetings of the Board of Directors of the Company are held at least quarterly and special meetings may be called at any time as necessary. During the year ended December 31, 2000, the Board of Directors of the Company held nine (9) meetings. All incumbent directors of the Company attended at least seventy-five percent (75%) of the Board meetings held during the period in which he served as a director in 2000.

     The Board of Directors of the Company is authorized by its Bylaws to elect members of the Board to committees of the Board which may be necessary or appropriate for the conduct of the business of the Company.

     Regular meetings of the Board of Directors of the Bank are held monthly and special meetings may be called at any time as necessary. During the year ended December 31, 2000, the Board of Directors of the Bank held twelve (12) meetings. All incumbent directors of the Bank attended at least seventy-five percent (75%) of the aggregate of the total number of Board meetings held during the period in which he served as a director and the total number of meetings held by committees of the Board of Directors of the Bank on which he served in 2000 except for Mr. Paul W. Hobby who attended 72%.

     The Board of Directors of the Bank is authorized by its Bylaws to elect members of the Board to committees of the Board which may be necessary or appropriate for the conduct of the business of the Bank. At December 31, 2000, the Bank had various committees, including an Audit and Compliance, Compensation, Asset/Liability, Directors' Loan Review and Community Reinvestment Act Committee.

     Audit and Compliance Committee. The Audit and Compliance Committee of the Bank's Board is responsible for reviewing the reports of the independent public accountants and examination reports of regulatory authorities, monitoring the functions of the internal audit department, which reports directly to this Committee, and generally overseeing compliance with internal policies and procedures pursuant to the Audit and Compliance Committee Charter (the "Charter"). The Audit and Compliance Committee members are Messrs. Niver (Chairman), Allday and Johnson. The members are independent as defined in Rule 4200(a)(14) of the listing standards of the Nasdaq Stock Market. This Committee met five (5) times during 2000. See "Report of the Audit and Compliance Committee."

     Compensation Committee. The Compensation Committee reviews the compensation of senior executive officers and recommends to the Board adjustments in such compensation based on a number of factors, including the profitability of the Bank. Messrs. Niver (Chairman), Flowers and Johnson comprise the Compensation Committee, which met two (2) times during 2000. See "Executive Compensation - Report of the Compensation Committee of the Board of Directors on Compensation During Fiscal 2000."

     Asset/Liability Committee. The Asset/Liability Committee met four (4) times in 2000 to review and analyze the investment securities portfolio, ascertain that the Bank's interest rate risk policy is followed and to confirm that policies and procedures for all investment securities are adequate and appropriate. The Committee also makes interest rate risk assessments and formulates asset/liability management policy for the forthcoming quarterly period. This Committee consists of Messrs. Frank (Chairman), Flowers, Mehos and Hobby.

     Directors Loan Review Committee. The Directors' Loan Review Committee met thirteen (13) times in 2000 to approve and/or review certain loans. The
Committee can approve any class or type of loan which is authorized for investment by the Board. Specified loan authority limits are further delegated to the Portfolio Control Center ("PCC") or an individual officer of the Bank. The Directors' Loan Review Committee consists of Messrs. Mehos (Chairman), Flowers and Niver.

     Community Reinvestment Act Committee. The Community Reinvestment Act ("CRA") Committee was established to monitor the Bank's efforts in serving the credit needs of the residents of the communities in which it does business, including those credit-worthy persons having low and moderate incomes. The CRA Committee has appointed a CRA Officer who is responsible for developing and administering the Bank's CRA program and for training the Bank's staff to comply with CRA regulations, and Bank policies and procedures. The CRA Officer chairs a management CRA Committee which works to oversee that the Bank meets the procedural requirements of the CRA. The CRA Committee is composed of Messrs. Allday (Chairman), Frank, Mehos and Johnson and met one (1) time in 2000.

BOARD  FEES

     During 2000, each non-employee director of the Company and the Bank was paid a fee of $2,000 for attendance at Board meetings, $400 for each committee meeting attended and $800 for each Loan Review Committee meeting attended. When the Board of Directors of the Company meets on the same day as the Board of Directors of the Bank, only one attendance fee is paid for that date. No fees are paid for non-attendance; attendance by conference telephone is similarly not compensated. Directors are also reimbursed for reasonable travel expenses. Directors who are also employees of the Company and the Bank receive no fees for attendance at Board or committee meetings.

SECTION  16(A)  BENEFICIAL  OWNERSHIP  REPORTING  COMPLIANCE OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers, directors and beneficial owners of more than 10% of any class of equity securities of the Company to file reports to indicate ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of such reports.

     Based upon a review of the copies of such forms, the Company believes that during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to the Company's officers and directors of the Company and/or the Bank were complied with.

REPORT  OF  THE  AUDIT  AND  COMPLIANCE  COMMITTEE

     The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

     During fiscal 2000, the Audit and Compliance Committee of the Board of Directors ratified and approved the Audit and Compliance Committee Charter, which was approved by the Board of Directors on August 24, 2000. The complete text of the Charter, which reflects standards set forth in the new SEC regulations and the rules of the Nasdaq Stock Market, is reproduced in the Appendix A to this proxy statement.

     As set forth in more detail in the Charter, the Audit and Compliance Committee's (the "Committee") primary duties and responsibilities are to:

- Monitor the integrity of the Company's financial statements, consolidated accounting and financial controls and financial reporting process and systems of internal compliance.
- Monitor the selection, independence and performance of the Company's independent public accountants and internal auditing, compliance and loan review functions; and
- Provide an avenue of communication among independent public accountants, management, the Bank's Quality Control Services Department and the Board of Directors.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Charter. To carry out its responsibilities, the Committee met five (5) times during fiscal 2000.

     In overseeing the preparation of the Company's financial statements for the year ended December 31, 2000, the Committee met with both management and KPMG LLP, the Company's independent public accountants, to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee discussed the financial statements with management and KPMG LLP. The Committee's review included discussion with the independent public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications With Audit Committees).

     The Committee also discussed with KPMG LLP matters relating to its independence including disclosures required to be made to the Committee by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.


                                        By  the  Committee:
                                        James  C.  Niver  (Chairman)
                                        R.  Edwin  Allday
                                        Robert  E.  Johnson,  Jr.


COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

     None of the members of the Board's Compensation Committee is or has been an officer or employee of the Company nor on any other committee of the board of directors of another entity performing similar functions. No transactions with the Company affecting the members of the Compensation Committee, or their affiliates, occurred during fiscal 2000.











                      [THIS SPACE INTENTIONALLY LEFT BLANK]

EXECUTIVE  OFFICERS  WHO  ARE  NOT  DIRECTORS

     The following table sets forth information concerning executive officers of the Company, the Bank or other subsidiaries who do not serve on the Company's Board of Directors. All executive officers are elected by the Board of Directors of the Company or the Bank or of the respective subsidiary and serve until their successors are elected and qualified. No such executive officer is related to any director or other executive officer of the Company or the Bank or its subsidiaries by blood, marriage or adoption, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected an executive officer.

                                 Position with the Company and/or
                                 the Bank and other subsidiaries
Name                Age     Principal Occupation During Last Five Years
----------------   ----     ----------------------------------------------
 Gary R. Garrett   54    Senior Executive Vice President of the Bank since July 1999 and Executive Vice President of the Bank from August 1993
                         to July 1999; Chief Lending Officer of the Bank since 1995;
                         Senior Vice President-Mortgage Lending of the Bank from
                         October 1991 to August 1993; Director and Senior Executive
                         Vice President of Coastal Banc Capital Corp., an affiliate of the
                         Bank, since August 1997; and a Director of CoastalBanc
                         Financial Corp.

Tim D. Gearhart   53     Executive Vice President of the Bank since August 1998 when the Bank acquired twelve branches from Pacific Southwest
                         Bank, FSB in the Rio Grande Valley of Texas.  Prior to that, Mr.
                         Gearhart was Executive Vice President and Director of San
                         Benito Bank and Trust since December 1989.  Mr. Gearhart is a
                         Regional Manager in the Rio Grande Valley responsible for
                         lending and banking in Hildago County.

David R. Graham   57     Executive Vice President of the Bank since August 1993; Senior
                         Vice President-Commercial Real Estate Lending of the Bank
                         from May 1988 to August 1993; and a Director of CoastalBanc
                         Financial Corp.

Catherine N. Wylie   46  Senior Executive Vice President of the Company, Coastal Banc
                         Holding Company, Inc. and the Bank since July 1999 and a
                         Director of Coastal Banc Holding Company, Inc., and of each of the Bank's subsidiaries; Chief Financial Officer of the Company and the Bank since October 1993; Chief Operations Officer
                         since May 27, 1999; Senior Executive Vice President of Coastal
                         Banc Holding Company, Inc. from November 1996 to July
                         1999, of the Company from July 1994 to July 1999 and of the
                         Bank from August 1993 to July 1999; Controller of the Bank from April 1989 to October 1993; also President/Treasurer of
                         CoastalBanc Financial Corp. since October 1990; also
                         President/Secretary/Treasurer of Coastal Banc Insurance
                         Agency, Inc. since June 22, 2000.  Director, Senior Executive
                         Vice President, Treasurer and Principal of Coastal Banc Capital
                         Corp., an affiliate of the Bank, since August 1997.


                             EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee of the Board of Directors on Compensation During Fiscal 2000 and the stock performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act, or the Exchange Act, as amended, except to the extent the Company incorporates this Report or the performance graphs by reference therein.

     REPORT  OF  THE  COMPENSATION  COMMITTEE  OF  THE  BOARD  OF  DIRECTORS  ON
COMPENSATION DURING FISCAL 2000. Officers of the Company do not receive separate compensation for their services to the Company.

     The Compensation Committee of the Board of Directors of the Bank (the "Committee") is composed entirely of independent outside directors. See "Information With Respect to Nominees for Director, Directors Whose Terms Continue and Executive Officers" and "Board of Directors Meetings and Committees of Coastal Bancorp, Inc. and Coastal Banc ssb." The Committee is responsible for reviewing the compensation of senior executive officers of the Bank and recommending senior executive compensation proposals to the Bank's Board of Directors for approval.

     The Committee evaluates the base salaries of the Bank's senior executive officers annually. A senior executive officer's base salary is determined mid-year and is based upon longevity with the Bank, the effectiveness of such individual in performing his or her duties, peer averages at the position in question and the Bank's overall performance. No particular weight is assigned to these variables. The base salary component alone, while designed to be competitive with peer group averages, is not designed to produce top levels of compensation for the Bank's senior executive officers when compared to its peer group. The incentive component, as described below, which requires the Company to achieve returns at a pre-specified level before additional compensation is paid, is the element which is designed to make total compensation for each of the Bank's senior executive officers comparable or better than the comparable executive compensation for the senior executive officers in the Bank's peer group. Based upon the foregoing, Mr. Mehos, the Chief Executive Officer, earned $343,200 in base salary during 2000.

     The amount of incentive compensation is related to the financial performance of the Company. No cash incentive compensation will be paid to the Bank's senior executive officers unless the Committee determines the Bank is safe and sound in the following areas: capital adequacy, earnings composition, earnings capability, liquidity, risk management (classified assets), strategic planning, and compliance with laws and regulations.

     During 2000, the Board of Directors determined that incentive awards to its senior executive officers would not be paid unless a 12.0% return on average equity ("ROAE") was achieved. Any earnings from extraordinary items or unsound practices are excluded from such calculations at the Board's discretion. Gains on sales of securities from the investment account, net of losses of sales from the investment account, are deducted from the earnings pool. During 2000, the Committee calculated that the Company achieved a 16.51% ROAE, therefore incentive awards totaling $511,893 were paid to senior executive officers of the Bank. See "Summary Compensation Table."

                                        By  the  Committee:
                                        James  C.  Niver  (Chairman)
                                        D.  Fort  Flowers,  Jr.
                                        Robert  E.  Johnson,  Jr.

     SUMMARY COMPENSATION TABLE. To meet the goal of providing shareholders a concise, comprehensive overview of compensation awarded, earned or paid in the reporting period, the Summary Compensation Table is utilized by the Company. The Summary Compensation Table includes individual compensation information with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Bank and its subsidiaries whose total compensation exceeded $100,000 for services rendered in all capacities during the fiscal years ended December 31, 2000, 1999 and 1998.

                                                ANNUAL                         ALL
     NAME  AND  PRINCIPAL                    COMPENSATION        AWARDS       OTHER
     POSITION(1)                YEAR     SALARY(2)   BONUS(3)   OPTIONS(4)  COMPENSATION(5)
     ---------------------      ----     ---------   --------   ----------  ---------------
Manuel J. Mehos                  2000  $  343,200   $255,947      26,000        $ 2,558
Chairman of the Board,           1999     303,500         --      45,000          2,850
 President and                   1998     269,900    174,899      10,000          2,000
 Chief Executive Officer

Gary R. Garrett                  2000     234,000    127,973      13,000          6,070
Sr. Executive Vice President     1999     210,000         --      20,000          7,000
 and Chief Lending Officer       1998     179,900     87,149       3,000          5,669

Tim D. Gearhart                  2000     144,495     25,000       5,000          3,080
Executive Vice President -       1999     127,740     10,000       2,500          4,436
 Rio Grande Valley Region        1998   45,000 (6)        --          --          1,183

David R. Graham                  2000     142,138     34,258       6,000          2,800
Executive Vice President -       1999     137,700     29,500       6,000          3,203
 Commercial Real Estate Lending  1998     131,071     34,291       2,000          2,000

Catherine N. Wylie               2000     234,000    127,973      13,000         25,810
Sr. Executive Vice President,    1999     210,000    100,000      20,000         25,119
 Chief Financial Officer and     1998     179,900     87,149       3,000         26,120
 Chief Operations Officer


______________________
----------------------
     (footnotes  on  next  page)

(1)     Principal  positions  are  for  fiscal  2000.
(2) Does not include amounts attributable to miscellaneous benefits received by executive officers of the Bank, including use of Bank-owned vehicles and reimbursement of educational expenses. In the opinion of management of the Company, the costs to the Bank of providing such benefits to any individual executive officer during the year ended December 31, 2000 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.
(3) Includes lump sum cash bonuses earned for the fiscal year stated and paid, in some cases,in the subsequent year.
(4) Free standing stock options; see "Aggregate Options Granted in Last Fiscal Year."
(5) Includes, for the named individuals, employer matching contributions accrued pursuant to the Company's Profit Sharing (401(k)) Plan, any car allowances and educational reimbursements. The amounts set for the in the table include $2,558, $3,070, $3,070, $2,800 and $3,500 which were 401(k) Bank matched funds for Messrs. Mehos, Garrett, Gearhart, Graham and Ms. Wylie, respectfully. The amounts also set forth $3,000 each for Mr. Garrett and Ms. Wylie for annual car allowances and $14,310 for education reimbursement for Ms. Wylie and $5,000 annual compensation paid from CoastalBanc Financial Corp. for Ms. Wylie.
(6) Salary for partial year due to the August 1998 acquisition of twelve branches in the Rio Grande Valley of Texas.


EXECUTIVE  SEVERANCE  AGREEMENTS

     On May 27, 1999, the Company and the Bank extended the term of the executive severance agreements (the "Executive Severance Agreements") with Mr. Garrett and Ms. Wylie (the "Employees" or "Employee") three years to expire on May 31, 2002. These Executive Severance Agreements further were modified on May 31, 1999 to automatically renew for one year each year. On February 22, 2001, the Company and the Bank entered into an Executive Severance Agreement with Mr. Mehos. The Executive Severance Agreements provide for the payment of certain severance benefits to Messrs. Mehos, Garrett and Ms. Wylie in the event of a trigger event under the Executive Severance Agreements, which means (i) the occurrence of a change in control of the Company as defined below, or (ii) the voluntary termination within 90 days of an event which occurs during the "Protected Period" (i.e., the period six months before and three years after a change of control or after the expiration of the Executive Severance Agreement) and constitutes "Good Reason" (as defined below), or (iii) termination of the Employee's employment for any reason other than "Just Cause" during the Protected Period. If a trigger event occurs, the Employees will be entitled to
(x) payment by the Company or the Bank for a trigger event described in (i) above of one times the annual salary and bonus for incentive compensation (not including stock compensation plans) paid to the Employee during his or her immediately preceding year of employment or (y) the payment by the Company or the Bank for a trigger event described in (ii) or (iii) above of an amount equal to 2.99 times their annual salary plus bonuses paid during the immediately preceding year; and (z) the Company will cause any and all outstanding options to purchase stock of the Company held by each Employee to become immediately vested and exercisable in full. The Executive Severance Agreement also provides that the Company will reimburse the Employee for all costs and expenses, including reasonable attorney's fees incurred by the Employee to enforce rights or benefits under such agreements. Other than the foregoing, the Company has not entered into any employment contracts with any of its officers.

     Under the Executive Severance Agreements, a "Change In Control" of the Company would be deemed to occur if (i) the Company is not the surviving entity in any merger, consolidation, or other reorganization, (ii) the sale, exchange, lease, transfer or other disposition to any person of all or a substantial part of the assets, liabilities, or business of the Company or the Bank, (iii) any change in business of the Company or the Bank such that the Company does not own the voting stock of the Bank or the business of the Bank is not as an insured depository institution, (iv) any person or entity including a "group" as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 25% of the outstanding shares of the Bank's or the Company's voting stock, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Bank or the Company before such election cease to constitute at least two-thirds of the Board of Directors.

     Under the Executive Severance Agreements (a) "Good Reason" means any of the following events, which has not been consented to in advance by the Employee in writing: (i) the requirement that the Employee move his or her personal residence, or perform his or her principal executive functions, more than thirty
(30) miles from his or her primary office as of the date of the Change in Control; (ii) a material (defined to be 10% or more) reduction in the Employee's base compensation as in effect on the date of the Change in Control or as the same may be increased from time to time; (iii) a successor to the Company or the Bank fails or refuses to assume the Company's and the Bank's obligations under the Executive Severance Agreement; (iv) the Company, the Bank or successor thereto breaches any provision of the Executive Severance Agreement; or (v) the Employee is terminated for other than Just Cause after the Change in Control; and (b) "Just Cause" means, in the good faith determination of the Company's and the Bank's Boards of Directors, the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Executive Severance Agreement. The Employee shall have the right to make a presentation to the Board of Directors with counsel prior to rendering of such determination by the Board. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. No act, or failure to act, on the Employee's part shall be considered "willful" unless he has acted, or failed to act, with the absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank and the Company.

     In the event that the Employee and the Company or the Bank agree that the Employee will be paid an amount under the Executive Severance Agreement that triggers the requirement to pay the excise tax required under Section 280G of the Internal Revenue Code of 1986, as amended, the Company or the Bank will reimburse the Employee for all such excise taxes.

     The Executive Severance Agreements remain in effect for the modified period commencing on May 31, 1999 (the "Effective Date") and ending on the earlier of
(i) May 31, 2002, or (ii) the date on which the Employee voluntarily terminates his or her employment with the Company or the Bank. Any payments made to the Employee pursuant to the Executive Severance Agreement, or otherwise, are subject to and conditioned upon their compliance with the Federal Deposit Insurance Act and any regulations promulgated by the Federal Deposit Insurance Corporation thereunder.

AGGREGATE  OPTIONS  GRANTED  IN  LAST  FISCAL  YEAR

     The following table sets forth individual grants of options that were made during the last fiscal year to the executive officers named in the Summary Compensation Table. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants and the potential realizable present value of such options under specified assumptions.


                                  PERCENT OF
                        OPTIONS   TOTAL OPTIONS
                        GRANTED   GRANTED TO      EXERCISE                   GRANT DATE
                        (NO. OF   EMPLOYEES        PRICE       EXPIRATION      PRESENT
   NAME               SHARES)(1)  IN FISCAL YEAR   PER SHARE      DATE          VALUE(2)
--------------------  ----------  --------------  -----------  -----------  -------------
Manuel J. Mehos. .       26,000       19.7%        $14.75       05/25/10       $165,256
Gary R. Garrett. .       13,000        9.8          14.75       05/25/10         82,628
Tim D. Gearhart. .        5,000        3.8          14.75       05/25/10         31,780
David R. Graham. .        6,000        4.5          14.75       05/25/10         38,136
Catherine N. Wylie       13,000        9.8          14.75       05/25/10         82,628


______________________
----------------------

(1) Total options granted in 2000 were 132,000 shares. The options vest 25% during the first year and an additional 25% for each of the next three years.
(2) The potential realizable value of the grant of options is the present value of the grant at the date of grant using a variation of the Black-Scholes option pricing model. Assumptions used to calculate the present value of the options granted on May 25, 2000, respectively, were as follows: an expected volatility rate of 37.21%, a risk free rate of return of 6.40%, a dividend yield of $0.36 per share per year and the expiration date of May 25, 2010, respectively.





                      [THIS SPACE INTENTIONALLY LEFT BLANK]

AGGREGATE  OPTIONS  EXERCISED  IN  LAST  YEAR  AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.

                                                                                            Value of Unexercised
                         Shares                         Number of Unexercised              in-the-Money Options at
                         Acquired on     Value          Options at Fiscal Year-End          Fiscal Year-End(3)
   Name                  Exercise        Realized(2)     Exercisable     Unexercisable    Exercisable     Unexercisable
------------------      -------------    ------------   ------------------------------    -----------------------------
Manuel J. Mehos. .             --        $     --         186,500         44,500          $2,048,195       $360,375
Gary R. Garrett. .       12,814(1)        180,304          62,547         20,875             666,591        197,188
Tim D. Gearhart. .             --              --           2,500          5,000              21,563         44,687
David R. Graham. .             --              --          36,483          8,088             386,451         79,737
Catherine N. Wylie             --              --          74,946         20,500             870,212        188,188


______________________
----------------------

(1)     Options  were  exercised  and  held.
(2) Value Realized is the difference between the exercise price and the market price at the time of exercise.
(3) Based upon a closing market price for the Company's Common Stock as of December 31, 2000 of $24.00.


COMPARATIVE  STOCK  PERFORMANCE  GRAPH

     The stock performance graph below compares the cumulative total stockholder return of the Company's Common Stock from December 31, 1995 to December 31, 2000 with the cumulative total return of the National Association of Securities Dealers Automated Quotations ("NASDAQ") Market Index and certain thrift institutions traded on the NASDAQ, as compiled by SNL Securities, L.P. in its OTC Thrift Index, assuming an investment of $100 on December 31, 1995 and the reinvestment of all dividends. In 1995, the Company paid quarterly dividends in the amount of $.08 per share on March 15, 1995, June 15, 1995, September 15, 1995, and December 15, 1995. The Board of Directors voted at the January 25, 1996 regularly scheduled Board Meeting to increase the dividend for the fourth quarter of 1995 from $.08 per share to $.10 per share. Quarterly dividends of $.10 per share were paid on March 15, 1996, June 15, 1996, September 15, 1996 and December 15, 1996. During 1997, the Company paid quarterly dividends in the amount of $.10 per share on March 15, 1997 and quarterly dividends of $.12 per share on June 15, 1997, September 15, 1997 and December 15, 1997. In 1998, the Company split the stock 3:2 at which time the $.12 per share dividend, adjusted for the split was $.08 per share. During 1998 and 1999, the Company paid quarterly dividends in the amount of $.08 per share, as adjusted for the stock split, on March 15, 1998, June 15, 1998, September 15, 1998, December 15, 1998, March 15, 1999, June 15, 1999, September 15, 1999 and December 15, 1999. During 2000, the Company paid quarterly dividends in the amount of $.08 per share on March 15, 2000 and June 15, 2000. Quarterly dividends paid for the September 15, 2000 and December 15, 2000 periods were $.10 per share.

           COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURN PERFORMANCE






















                                             PERIOD  ENDING
                                             --------------
INDEX                     12/31/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
Coastal Bancorp, Inc.      124.25   133.53    206.98    158.14    161.08    225.66
NASDAQ - Total US*         141.33   123.04    150.69    212.51    394.92    237.62
SNL OTC Thrift Index       152.05   130.10    211.30    184.76    158.91    199.32
SNL $1B-$5B Bank Index     134.48   131.21    232.91    209.06    187.22    226.30
SNL $1B-$5B Thrift Index   153.72   129.63    216.19    215.69    198.23    224.95


SNL  Securities  LC
  2001

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2001. Used with permission. All rights reserved.

______________

Notes:
     A. Each Index is weighted for all companies that fit the criteria of that particular Index. The Index is calculated to exclude companies as they are acquired, and add them to the Index calculation as they become publicly traded companies. All companies in the particular Index that were in existence at December 31, 2000 are included in the calculations.
     B. Each Index value measures dividend re-investment by assuming dividends are received in cash on the ex-date and re-invested back into the company stock paying the dividend on the same day. The stock price on the ex-date is used to calculate how many shares can be bought with the dividend.

CERTAIN  TRANSACTIONS

     In 1987, the Bank entered into an Administrative Services Agreement with Coastal Banc Insurance Agency, Inc. ("CBIA"), a Texas business corporation licensed under Texas law to act as a life insurance agent. Until June 22, 2000, CBIA was wholly-owned by a former executive officer of the Bank who received no salary or dividends from CBIA. On June 22, 2000, CBIA became a subsidiary of the Bank. The Bank has agreed to provide to CBIA certain services, including but not limited to employee training, office space, furniture, fixtures, equipment, clerical services, data processing and other services as well as marketing leads and information to assist CBIA in the sale of annuities underwritten by an independent annuity company to the Bank's deposit and loan customers. In consideration for such services, CBIA has agreed to pay the Bank a flat fee which is subject to renegotiation on a quarterly basis. The fee payable to the Bank was last negotiated on December 31, 2000, and was $580,000 for the year ended December 31, 2000. Such fee represented substantially all of CBIA's net income for the year then ended.


                       PROPOSAL TO RATIFY THE SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected KPMG LLP as independent public accountants for the Company and the Bank for the year ending December 31, 2001, and has further directed that the selection of independent public accountants be submitted for ratification by the stockholders at the Annual Meeting. The Company has been advised by KPMG LLP that neither the firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent public accountants and clients. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

FEES  BILLED  TO  THE  COMPANY  BY  KPMG  LLP  DURING  FISCAL  2000

Audit  Fees:
------------

     Fees billed to the Company by KPMG LLP for audit services during the Company's 2000 fiscal year for examination of the Company's annual consolidated financial statements, including those consolidated financial statements in the Company's quarterly reports on Form 10-Q, totaled $242,000.

Other  Fees:
------------

     Other fees billed to the Company by KPMG LLP during the Company's 2000 fiscal year were $30,725 for preparation of the Company's 1999 income tax returns and $10,000 for the audit of the Bank's 401(k) Plan.

     Stockholder ratification of the selection of KPMG LLP as the Company's independent public accountants is not required by the Company's By-Laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice.

     In the event that stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  "FOR"  RATIFICATION  OF THE
APPOINTMENT  OF  KPMG  LLP  AS  INDEPENDENT  PUBLIC ACCOUNTANTS FOR FISCAL 2001.


                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have presented at the next Annual Meeting of Stockholders of the Company and included in the proxy materials used by the Company in connection with such meeting must be received at the corporate headquarters office of the Company at Coastal Banc Plaza, 5718 Westheimer, Suite 600, Houston, Texas 77057-5745, no later than November 29, 2001. If such proposal is in compliance with all of the requirements of Rule
14a-8 promulgated under the Exchange Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next Annual Meeting of Stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

     Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to the Company's Articles of Incorporation, which provide that business must be properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before an annual meeting such information specified in the Company's Articles of Incorporation. If the proposal is not made in accordance with the terms of the Articles of Incorporation, such proposal will not be acted upon at the Annual Meeting. No stockholder proposals were received by the Company in connection with the 2001 Annual Meeting.

                               PROXY SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company or the Bank may solicit proxies personally or by telephone without additional compensation.

     The Company has not retained a professional proxy solicitation firm to assist in the solicitation of proxies or for related services.


                                  OTHER MATTERS

     Management is not aware of any business to come before the 2001 Annual Meeting other than those matters described above in this Proxy Statement and possibly, procedural matters incident to the conduct of the meeting. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.


                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     A copy of the Company's Annual Report for the year ended December 31, 2000 ("Annual Report") accompanies this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.

     UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, AND ANY EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CATHERINE N. WYLIE, CHIEF FINANCIAL OFFICER, COASTAL BANCORP, INC., COASTAL BANC PLAZA, 5718 WESTHEIMER, SUITE 600, HOUSTON, TEXAS 77057-5745. THE FORM 10-K IS NOT A PART OF THE PROXY SOLICITATION MATERIALS.

                              By  Order  of  the  Board  of  Directors



                              /s/  Linda  B.  Frazier
                              Linda  B.  Frazier
                              Secretary

March  27,  2001

                                      A-4
                                   APPENDIX  A

                              Coastal Bancorp, Inc.
                     Audit and Compliance Committee Charter


1.          Audit  and  Compliance  Committee  Purpose  and  Authority

          The Audit and Compliance Committee (the "Committee") of Coastal Bancorp, Inc. and its subsidiaries (the "Company") is appointed by the Board of Directors (the "Board") to assist the Board in fulfilling its oversight responsibilities to financial institution regulators, the shareholders, potential shareholders and the investment community. The Committee's primary duties and responsibilities are to:

- Monitor the integrity of the Company's financial statements, consolidated accounting and financial controls and financial reporting process and systems of internal compliance.

- Monitor the selection, independence and performance of the Company's independent auditors and the internal auditing, compliance and loan review functions. Evaluate, and where appropriate, replace the independent auditors. (The Quality Control Services department performs internal auditing, compliance and loan review.)

- Provide an avenue of communication among the independent auditors, management, the Quality Control Services department and the Board. It is the expectation of the Committee that management will fulfill its responsibility of bringing any significant matters to the attention of the Committee.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and shall have unrestricted access to the personnel, records, systems, and facilities of the Company, and the Company's independent public accountants, internal and external legal counsel and consultants. The Committee shall have the authority to request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee has the ability to retain, at the Bank's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Committee may also require that the Company's legal counsel disclose at the Board meetings the existence of any legal matter that might have a significant impact on the Company's financial statements, and notify the members of the Committee of any significant legal matters that might arise between Board meetings.

Any change in the employment status, title, or scope of responsibilities of the Internal Auditing and Compliance officer of the Company or any utilization of that officer or the staff of that department for assignments which are inconsistent with the departmental charter must be approved in writing by the Committee.

2.     Audit  and  Compliance  Committee  Composition  and  Meetings

          Committee members shall meet the requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991 and the National Association of Securities Dealers (NASD). The Committee shall be comprised of three or more directors as determined and appointed by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.

          A director of the Company with any of the following relationships will not be considered independent: (i) employment by the Company or any of its affiliates for the current year or during any part of the past three years; (ii) acceptance of any compensation from the Company or any of its affiliates in excess of $60,000 during the Company's previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation; (iii) member of the immediate family of an individual who is, or has been in any part of the past three years, employed by the Company or any of its affiliates as an executive officer; (iv) partnership in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed five percent of the company's or that business organization's gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or (v) employment as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

          All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least two members of the Committee shall have accounting or related financial management expertise.

          The Committee will meet at least quarterly on the date of a normally scheduled meeting of the Board. The Chairman of the Committee may schedule additional meetings as required. Meetings of the Committee will be conducted in private with the Internal Auditing and Compliance officer of the Company.

3.          Audit  and  Compliance  Committee  Responsibilities  and  Duties

          Review  Procedures

- Review and reassess the adequacy of this charter at least annually. Submit the Charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations.

- Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices, and judgments.

- In consultation with management, the independent auditors, and the Quality Control Services department, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the Quality Control Services department together with management's responses.

- Review with financial management and the independent auditors any significant issues that arise during the interim audit of the Company's quarterly financial results.

          Independent  Auditors

- The independent auditors are ultimately accountable to the Committee and the Board. The Committee shall review the independence and performance of the auditors and annually recommend to the Board the appointment or discharge of the independent auditors when circumstances warrant.

- Approve the fees and other significant compensation to be paid to the independent auditors.

- On an annual basis the Committee should meet separately with the independent auditors to review and discuss with them all significant relationships said independent auditors have with the Bank that could impair their independence.

-     Review  the  independent  auditor's  engagement  letter.

- Discuss the results of the year end audit with the independent auditors including those matters required to be communicated to audit committees in accordance with AICPA SAS 61.

          Quality  Control  Services  Department  and  Legal  Compliance

- Review the budget, audit plan, activities, organizational structure, and qualifications of the Quality Control Services department as needed.

- Review significant reports prepared by the Quality Control Services department together with management's response and follow-up to these reports.

- Review all Suspicious Activity Reports and other reports concerning any significant fraud or regulatory noncompliance that occurs at the Company.

- On at least an annual basis, review with the Company's general counsel, any legal matters that could have a significant impact on the Company's financial statements, the Bank's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

          Other  Audit  and  Compliance  Committee  Responsibilities

- Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should state whether the Committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by SAS No. 61, including: (a) the methods used to account for significant transactions; (b) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (c) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (d) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements; (iii) received written disclosures from the independent auditors regarding their independence as required by Independence Standards Board Standard No. 1, and has discussed the independent auditors' independence with the independent auditors; and (iv) based on the foregoing, recommended to the Board that the audited financial statements be included in the Company's annual report for the last fiscal year for filing with the SEC.

- Perform any other activities consistent with this Charter, the Company's by-laws, and governing law that the Committee or the Board deem necessary or appropriate.

- Review examination reports rendered by regulatory authorities and evaluate the adequacy of management's response.

4.          Safe  Harbor  Statement

          While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations or to resolve disagreements, if any between members of management.